Exhibit 99.1

Hecla Reports Highest Revenue and Cash Flow in 117-Year History: Record Low Silver Cash Costs

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--Hecla Mining Company (NYSE:HL) today reported 2007 income applicable to common shareholders of $52.2 million, or 43 cents per common share, on revenue of $222.6 million. This compares to 2006 income of $68.6 million, or 57 cents per common share, on revenue of $218.9 million. Revenue and cash provided by operations for 2007 set record highs for Hecla. Earnings in 2007 were at their second-highest levels in the company’s 117-year history, just behind 2006 results, despite a significant reduction in gold production from the La Camorra unit as mining transitioned to a single deposit. Hecla’s average total cash cost for silver in 2007 was the lowest on record, at negative $2.81 per ounce, after by-product credits. The 2007 financial results included a non-cash charge in the second quarter of $46 million for environmental accruals, offset by a gain of $63 million on the sale of the Hollister Development Block. In 2006, earnings were positively impacted by a gain of $41 million on sales of investments and other assets.

Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr. said, “The resurgence in metals prices, operational excellence at our silver mines, a 25% improvement in safety, and exploration success all contributed to another remarkable year for Hecla in 2007. And, we’re off to a great start in 2008 by announcing the largest acquisition in our company’s history. Last week, we reached agreement with Rio Tinto to acquire the companies that own the remaining 70.27% of the Greens Creek silver mine in Alaska. After the anticipated close of that transaction in the second quarter, we will control 100% of the fifth largest silver mine in the world, and Hecla’s annual production will nearly double to approximately 11 million ounces of silver.” The transaction price is $750 million, and the acquisition is accretive to Hecla on most major metrics, including production, cash costs per ounce, cash flow, and increases in silver, gold, zinc and lead reserves and resources. (See Hecla Mining Company news release dated February 12, 2008, for more details.)

2007 HIGHLIGHTS

  5.6 million ounces of silver produced at an average total cash cost of negative $2.81 per ounce, after by-product credits
  Second best year in Hecla’s long history for earnings; best year for cash provided by operations and revenue
  Strong balance sheet, with an 8.8:1 current ratio, no corporate debt and a record high of $400 million in cash and cash equivalents and short-term investments
  Gain of $63 million, pre-tax, on the sale of the Hollister Development Block in the second quarter
  Sale of approximately 2 million shares of mandatory convertible preferred stock for net proceeds of $195 million
  Commencement of surface exploration drilling in the Silver Valley
  Pre-feasibility study underway to determine potential for expanding production at Lucky Friday
  A 10% increase in silver resources
  Corporate office established in Vancouver, B.C.
  Election of two new Directors and appointment of a new Vice President – Corporate Development

METALS PRICES

The average prices of metals mined by Hecla were significantly higher in 2007 than they were in 2006. The Silver price increased 16% to $13.39 per ounce and the gold price increased 15% to $697 per ounce – the highest yearly average in recorded history. The price of lead, an important by-product metal at both the Lucky Friday and Greens Creek silver operations, reached nearly $1.80 per pound during the year and had an average price of $1.17 per pound in 2007 – more than a 100% increase over 2006. The zinc price stayed essentially constant for the year, with an average price per pound during 2007 of $1.47, compared to $1.49 per pound in 2006.

Baker said, “The outlook for the metals we mine is good, both short and long term. There’s been an explosion in new uses for silver, and industrial applications now make up nearly 50% of silver’s worldwide use. Countries such as China continue to develop at breakneck speed, with hundreds of millions of people beginning to demand the products that use our metals. It makes sense that demand for silver, as well as other metals, will continue to be strong.”

OPERATIONS

Hecla produced a total of 5.6 million ounces of silver in 2007, at the record-breaking low average cash cost of negative $2.81 per ounce, after by-product credits, compared to 24 cents per ounce in 2006. Hecla’s cash costs for silver are one of the lowest in the industry, due to the nature of its silver deposits, which are also rich in the by-product metals of lead, zinc and gold. While 97% of Hecla’s gross profit in 2007 came from its silver operations, Hecla also produced 107,708 ounces of gold, of which 87,490 ounces were mined at the La Camorra unit in Venezuela, at an average total cash cost per ounce for the year of $537.

For 2008, without including the positive impacts from the Greens Creek acquisition, Hecla is estimating annual silver production at approximately 5.7 million ounces, at an average total cash cost per ounce of less than $1.(1) Cash costs per ounce for the silver operations are highly dependent upon the market price of the silver properties’ by-products of zinc, lead and gold. For gold production in 2008, Hecla’s current estimate is in the range of 85,000 to 100,000 ounces of gold, at an average total cash cost per ounce in the range of $490 - $530.

The overall safety record for Hecla-operated properties improved more than 25%, a direct result of improvements in and expansion of safety training programs during the year.

Lucky Friday - 2008 marks the 50th anniversary of Hecla’s ownership and operation of the Lucky Friday unit in northern Idaho, which produced 3.1 million ounces of silver in 2007 at an average total cash cost of negative 75 cents per ounce, after by-product credits. In 2007, the Lucky Friday unit turned in one of the best performances of its long life, achieving the second best net income and cash flow in the history of the mine. The financial performance was second only to 1980, when the silver price was actually 25% higher than in 2007. Costs have also been kept under control over the past quarter-century, with the cost of production in 2007 at $81.63 per ton, just 8% higher than in 1980. Lucky Friday improved recoveries of all metals, especially zinc, after implementing upgrades at the mill during the past year, where it achieved the highest mill throughput in the history of the operation. Remarkably, this milestone was accomplished at the same time the largest construction projects in the history of the mill were taking place.

Approximately 130 million ounces of silver reserve and resource have been identified at Lucky Friday – as much as has been mined in its entire 65-year history of operation. Deep drilling has shown that mineralization extends to at least 8,000 feet below the surface, a full 2,000 feet deeper than where mining is currently taking place. Consequently, engineering is underway to sink a new underground shaft, or “winze,” to reach this deeper ore. Construction could begin before the end of 2008.

Meanwhile, a pre-feasibility study is underway to consider the potential for increasing future annual production at Lucky Friday. That study is expected to be completed before the end of the year.

Hecla also announced last week that it has signed an agreement to acquire substantially all of the assets of Independence Lead Mines Company (ILM), located in northern Idaho’s Silver Valley. ILM’s assets include the West Independence property and ILM’s claims pertaining to the DIA agreement, which included a future 18.5% royalty obligation to ILM once all development and capital costs related to the Lucky Friday Expansion Area had been recouped. The transaction is subject to approval by shareholders of ILM. Baker said, “This transaction not only guarantees that Hecla will receive 100% of the future profits of the Lucky Friday mine, but also helps to consolidate our land position in the Silver Valley.” In exchange for the assets, Hecla will distribute 6,936,884 of its common shares to ILM shareholders. The transaction is expected to close in the second quarter. (See Hecla Mining Company news release dated February 13, 2008, for more details.)

Greens Creek - Hecla’s share of Greens Creek production in 2007 was 2.6 million ounces of silver and about 20,000 ounces of gold, with an average total cash cost per ounce of silver at an incredibly low negative $5.27 per ounce, after by-product credits. Hecla currently holds a 29.73% interest in the operation, the remainder of which is owned by operator Rio Tinto. However, after the acquisition of Rio Tinto’s interest, Hecla will control 100% of the mine, with total production of between 8 million and 9 million ounces of silver annually. Greens Creek has produced a total of about 150 million ounces of silver and approximately one million ounces of gold since 1987 and currently has 116 million ounces of silver reserves and resources, with a mine life to 2019.

Cash costs per ounce were significantly lower in 2007 compared to 2006, due to higher prices for by-product metals, but mining and milling costs per ton at Greens Creek increased about 20% to $76.18 per ton. Higher per ton costs were primarily the result of increased development and mining by contractors due to a shortage of miners, higher power costs due to increases in the price of diesel fuel, and increasing costs of supplies and labor. Greens Creek is addressing staffing shortages with a miner training school to increase the local workforce.

La Camorra - The La Camorra unit is located in Venezuela’s Bolivar State and in 2007 it produced 87,490 ounces of gold. The average total cash cost per ounce of gold increased from $345 per ounce in 2006 to $537 per ounce in 2007 as a result of higher transportation, labor, and supplies costs, as well as distribution of fixed costs to fewer gold ounces. Gold production decreased from a total of 160,563 ounces from La Camorra in 2006 as the known existing reserve at the La Camorra deposit was exhausted, and all production was shifted to Mina Isidora. Production at Mina Isidora was also impacted by a road blockade during much of the second quarter of 2007, which disrupted access to the mine. The mine went back into production in mid-July.

EXPLORATION

Hecla spent $19.8 million on exploration in 2007, continuing the most aggressive exploration program in its history. Baker said, “Our strategic and substantial land positions surrounding our current and past mines and our focus on exploration on those properties over the past few years has created a lengthy pipeline of prospective targets. We are fortunate to have large land positions in three of the world’s most prolific silver-producing mining districts: northern Idaho, Mexico and Alaska. And we were pleased to announce earlier today our right to earn into yet another great silver district in southern Colorado.” (See Hecla Mining Company news release dated February 21, 2008, for more details.) “There is a good probability of finding another major mine in these areas, given the past history and known mineralization in these districts. Much of the area we’re looking at is under-explored in terms of modern methods, giving us the opportunity to apply new technology for the first time in proven mining districts,” Baker added.

On the heels of 2006’s remarkable 25% increase in silver resource through exploration, Hecla again increased its silver resource by approximately 10% over the past year, to approximately 185 million ounces of silver. Other company-wide reserve/resource increases during 2007 included a 15% increase in tons of lead and nearly a 10% increase in tons of zinc. On a silver-equivalent basis, Hecla’s reserves and resources in all metals translate to more than 430 million ounces of silver.

The reserve/resource table below was calculated on metals prices much more conservative than current market prices. The prices used for the Hecla calculations were $10 per ounce of silver, $570 per ounce of gold, $0.60 per pound of lead and $1 per pound of zinc.

ESTIMATED ORE RESERVES & RESOURCES (as of December 31, 2007)
Mine - (Hecla 100% interest unless otherwise noted)	Tons	Silver (oz/ton)	Gold (oz/ton)	Lead (%)	Zinc (%)	Silver (ounces)	Gold (ounces)	Lead (tons)	Zinc (tons)
PROVEN & PROBABLE RESERVES
Proven Reserves
Lucky Friday Unit, USA	760,700	12.3	-	7.2	2.5	9,324,800	-	54,500	18,900
La Camorra Unit, Venezuela	77,500	-	1.08	-	-	-	84,000	-	-
						9,324,800	84,000	54,500	18,900
Probable Reserves
Lucky Friday Unit, USA	680,000	11.9	-	7.5	2.5	8,065,200	-	50,900	16,700
Greens Creek, USA (29.73%)	2,513,700	13.7	0.11	3.8	10.2	34,497,800	270,000	95,300	255,900
La Camorra Unit, Venezuela	120,300	-	0.84	-	-	-	101,100	-	-
						42,563,000	371,100	146,200	272,600
MINERALIZED MATERIAL
La Camorra Unit, Venezuela (1)	1,003,600	-	0.409	-	-	-	410,000	-	-
Greens Creek, USA (29.73%) (2)	103,400	5.6	0.13	3.4	7.9	583,200	13,700	3,500	8,200
Lucky Friday Unit, USA (3)	8,465,200	7.2	-	4.5	2.4	60,746,300	-	381,100	205,600
						61,329,500	423,700	384,600	213,800
OTHER RESOURCES
San Sebastian, Mexico (4)	1,142,500	8.0	0.01	2.9	4.4	9,186,200	14,300	33,000	49,900
Lucky Friday Unit, USA (5)	5,968,800	8.8	-	6.1	2.5	52,240,600	-	361,500	149,700
Greens Creek, USA (29.73%)(2)	673,700	14.5	0.13	4.0	10.5	9,790,300	86,700	26,900	70,400
La Camorra Unit, Venezuela (6)	202,100	-	0.447	-	-	-	90,300	-	-
						71,217,100	191,300	421,400	270,000
Total Reserves and Resources						184,434,400	1,070,100	1,006,700	775,300

(1) In situ resources, Canaima Lower and Middle veins, diluted and factored for mining recovery (90%) and Isidora Indicated material at an 8.0 gpt cutoff, factored and diluted for mining.
(2) Indicated and inferred resources, East, West, SW, Gallagher, NWW, '9A' and 200S orebodies, factored for dilution and mining recovery.
(3) In situ Measured and Indicated resources from Gold Hunter and Lucky Friday vein systems, diluted and factored for expected mining recovery.
(4) Inferred resources, Hugh zone (Deep Francine), also includes 2.1% copper (23,500 tons).
(5) Inferred resources, diluted to assumed mining width and adjusted for mining recovery.
(6) Inferred resources, diluted and factored for mining recovery.

Lucky Friday - Successful exploration at Lucky Friday during 2007 indicates potential production for decades to come. Approximately 130 million ounces of silver reserve and resource have been identified at Lucky Friday, which is an increase of about 10% since the end of 2006. Within the mine, drilling was completed in the 5900 East target, an area below and east of the currently identified silver resource. Three other drills are working on infill and definition drilling of the 5900 East target. In the coming year, we anticipate both an increase in overall resources at Lucky Friday, and in places, an upgrade in the confidence of the resource quality.

Two drilling programs are occurring from surface to test the 2,500-foot “Gap” area between the old Gold Hunter mine and the Lucky Friday Expansion Area, where mining is currently taking place. A shallow, seven-hole drilling program totaling 6,117 feet was completed. Although some assays are pending, partial assays have confirmed that the mineralized structures continue to the west of the old workings.

A second deep surface drilling program is following up the first underground exploration hole that hit a series of mineralized veins grading up to seven ounces of silver per ton. Currently, two surface drill rigs are on site, drilling “mother” holes from which directionally drilled “daughter” holes can be angled in the future. Baker said, “This exploration drilling could show the Gap has continuous mineralization – not unprecedented on our land package, where none of the deposits have had a gap in mineralization. In fact, mineral continuity has been one of the characteristics of our deposits.”

Silver Valley - Several decades' worth of geologic information on the past-producing mines on Hecla’s property in the Coeur d’Alene Mining District has now been converted into digital format by the company. Three-dimensional (3D) models of more than ten major mines and mine workings of 60 other underground projects have been completed so far, showing the spatial relationship between mines and regional structures that control mineral and geologic trends. This information is defining brand-new drill targets, with four large exploration target areas identified so far. Detailed 3D modeling and resource assessment is now underway on the Star mine, which closed in 1981 and was operated for a short period in the 1990s. The recent integration of the data has defined previous mine reserves and resources, and identified adjacent subsidiary structures that represent strong exploration targets.

Even though more than 300 million ounces of silver have been mined from Hecla’s land holdings within this valley, very little modern surface exploration has actually taken place. During the fourth quarter, Hecla also signed exclusivity agreements with 35 companies that own properties in the Silver Valley to evaluate the mineral potential on those properties. The total property position covered by these agreements is more than 11-square miles, which is in addition to Hecla’s own approximately 25-square-mile land position.

Greens Creek - At the Greens Creek mine in Alaska, exploration has been able to almost replace the mined ore for the last seven years, and 2007 was no exception. Both surface and underground exploration programs were continued during 2007. Most of the underground exploration focused on the silver-rich 5250 North Extension zone and the West Gallagher zone. In the 5250 zone, a hole was drilled 1,000 feet above and along strike of the known reserve and resource and intersected silver grades of 30 ounces per ton (opt) with 18% zinc and lead. This is about 50% greater than the average ore grade at Greens Creek, and could lead to a possible addition to resource in 2008. Any increase in resource in that area is within haulage distance of the current mine infrastructure and can be easily accessed and mined.

The surface exploration program conducted in 2007 consisted of 17,540 feet of drilling and focused on identifying resource extensions in proximity to the current Greens Creek infrastructure, as well as identifying “mine horizon” rocks and defining target areas elsewhere on the property that could represent a whole new deposit. Of great significance is an intersection from a surface drill hole northeast of the current mine workings that identified multiple zones of mineralization indicative of “mine horizon” intervals. This intersection could open up an entirely new area to explore for mine extensions in close proximity to the existing underground infrastructure. The sample intervals from this program will be analyzed during the winter months and will be used to design the 2008 summer drill program.

Mexico - Hecla’s exploration in 2007 at the San Sebastian and Rio Grande properties in central Mexico involved extensive surface mapping and sampling, initial drilling on newly identified targets, and follow-up drilling to refine knowledge on a number of emerging mineralized zones that could result in the definition of new resources. At San Sebastian, 37 drill holes totaling 15,604 meters (51,194 feet) were completed during the year, with an additional 42 holes totaling 9,384 meters (30,787 feet) drilled on the Rio Grande property.

Drilling at La Roca, which is in the northeastern part of the San Sebastian property, has intersected a number of mineralized breccias and veins; even more importantly, high-grade silver has been identified in two regional structures, which extend for many miles. Most of the assays from fourth quarter drilling are pending, but early results include 1.3 meters (4.27 feet) grading 398 grams per tonne (11.6 opt) of silver and 0.47 meter (1.5 feet) grading 91.3 grams per tonne (2.7 opt) of silver along this more regional structure. Drilling of La Roca in 2008 will target deeper in these mineralized regional structures where the veins and breccias may widen and the precious metal content increase. Another area undergoing drilling on San Sebastian included the veins at Pedernalillo, which is along trend of the past-producing Francine vein, and assays are pending.

Hecla’s newest Mexican property is Rio Grande, located about 58 kilometers (30 miles) south of the San Sebastian property. Initial exploration identified some excellent silver and gold intercepts in veins that extend for over 15 kilometers (9 miles) and are comparable to the famous Fresnillo mine to the southeast. More than nine regional veins have been identified on the Rio Grande property and each extends for many kilometers. Positive results in the fourth quarter on the La Soledad vein on Rio Grande included an intersect over 1.35 meters (4.43 feet) containing 140.3 grams per tonne of silver (4.1 opt) and 0.21 gram per tonne of gold. Assay results are pending for another six drill holes.

La Camorra - Drilling to the west and along strike of Mina Isidora – which is part of the La Camorra unit in Venezuela – has identified a new gold-bearing structure in the footwall of the existing mine. This shear was intersected by five drill holes, with the best intersections over 2.1 meters (6.89 feet) grading 39.9 grams per tonne of gold (1.16 opt) and 1.53 meters (5 feet) grading 19.9 grams per tonne of gold (0.58 opt). Drilling below the S vein at Mina Isidora intersected 3.21 meters (10.53 feet) grading 23.4 grams per tonne of gold (0.68 opt) along plunge of the existing resources.

FINANCIAL

Baker said, “For eight consecutive quarters, the gross profit from our silver operations has exceeded $10 million, and in fact was more than $17 million in the fourth quarter of 2007. At the end of the year, Hecla’s balance sheet was the healthiest it’s ever been, with a current ratio of 8.8:1, no debt and about $400 million in cash and short-term investments. Our financial strength uniquely situated us to quickly take advantage of the right acquisition opportunities, and contributed to our ability to come to agreement on acquiring the remaining 70.27% of the Greens Creek mine, a transforming event for our company.” Hecla had positioned itself with a strong balance sheet by realizing proceeds of approximately $195 million in the fourth quarter of 2007 as a result of the sale of about 2 million shares of the Mandatory Convertible Preferred C stock, now trading on the New York Stock Exchange under the symbol HL-PrC. Hecla plans to use approximately $300 million of the cash on its balance sheet to help fund the Greens Creek acquisition.

In the fourth quarter of 2007, Hecla recorded income applicable to common shareholders of $7.6 million, or 6 cents per share, on revenue of $56 million, compared to $20.4 million, or 17 cents per share, on revenue of $71.4 million in the fourth quarter of 2006. Fourth quarter 2006 results included more than twice the gold production, with sales of 51,438 ounces of gold during the fourth quarter of 2006 compared to 22,097 ounces of gold in the fourth quarter of 2007.

Foreign exchange losses in 2007 of $12 million resulted primarily from the repatriation of cash from Venezuela. In the fourth quarter, Hecla also recorded a benefit of $6.8 million in deferred tax assets.

OTHER

The Hecla Board of Directors approved the donation of 550,000 shares of Hecla common stock for the formation of the Hecla Charitable Foundation. The Foundation is seeking 501(c)(3) not-for-profit status. Baker said, “Today I am especially pleased to announce that we have donated common stock valued at approximately $5 million for the creation of the Hecla Charitable Foundation, an organization that will fund sustainable development projects in the communities in which Hecla and its subsidiaries operate. We are taking the opportunity to establish this organization now, so we will have a source of funds for charitable purposes for years to come. This action is consistent with Hecla’s corporate culture spanning more than 100 years of helping improve the lives of people in the communities where we work and live.”

Additional highlights in 2007 for Hecla included the successful opening and integration of a corporate office in Vancouver, B.C., as well as election of Charles Stanley and Terry Rogers to the Board of Directors, and appointment of Don Poirier as Vice President – Corporate Development.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 117-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL, HL-PrB and HL-PrC.

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note to Investors – The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as “resource,” “reserve,” “inferred resource,” and “mineralized material” that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K, and they are included herein as furnished not filed. You can review and obtain copies of these filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Hecla Mining Company news releases can be accessed on the Internet at: http://www.hecla-mining.com

(1) Hecla has no reason to believe that 2008 cash costs per ounce of silver will be dramatically different than those achieved in 2007. However, Hecla’s annual average cash cost per ounce of silver is highly dependent upon by-product metals prices, as the revenue from those metals offsets the cash cost per ounce of silver. In 2007, the average prices of gold, lead and zinc were $697/oz, $1.17/lb and $1.47/lb, historically record-high prices. Although Hecla expects metals prices to remain strong, the exact levels cannot be predicted.

HECLA MINING COMPANY
(dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

	Fourth Quarter Ended		Year Ended
HIGHLIGHTS	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
FINANCIAL DATA
Sales:
Silver operations (1)	$36,361	$43,240	$153,702	$122,585
Gold operations	19,680	28,150	68,920	96,310
Total sales	$56,041	$71,390	$222,622	$218,895

Gross Profit:
Silver operations (1)	$17,085	$24,679	$77,786	$58,861
Gold operations	2,871	6,052	2,151	16,036
Total gross profit	$19,956	$30,731	$79,937	$74,897

Net income	$8,232	$20,512	$53,197	$69,122
Income applicable to common shareholders
	$7,622	$20,374	$52,173	$68,570
Basic and diluted income per common share
	$0.06	$0.17	$0.43	$0.57
Cash flow provided by operating activities
	$18,011	$21,836	$64,995	$61,494
PRODUCTION SUMMARY – TOTALS
Silver - Ounces	1,251,382	1,509,670	5,642,558	5,509,746
Gold - Ounces	22,097	51,438	107,708	179,276
Lead - Tons	6,231	6,391	24,549	22,899
Zinc - Tons	7,336	7,371	26,621	24,207
Average cost per ounce of silver produced (1):

Cash operating costs ($/oz.)	(3.82)	(3.70)	(3.25)	(0.15)
Total cash costs ($oz.) (2)	(3.64)	(3.05)	(2.81)	0.24
Total production costs ($/oz.)	(1.32)	(0.75)	(0.60)	2.41
Average cost per ounce of gold produced (3):

Cash operating cost ($/oz.)	580	293	515	327
Total cash costs ($/oz.) (2)	622	311	537	345
Total production costs ($/oz.)	783	501	706	520
AVERAGE METALS PRICES
Silver - London Final ($/oz.)	14.22	12.62	13.39	11.57
Gold - London Final ($/oz.)	788	614	697	604
Lead - LME Cash ($/pound)	1.46	0.74	1.17	0.58
Zinc - LME Cash ($/pound)	1.19	1.91	1.47	1.49

(1) Includes gold, lead, and zinc produced at silver operations, which are treated as a by-product credits and included in the calculation of silver costs per ounce.

(2) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section.

(3) For the quarters and twelve months ended December 31, 2007 and 2006, includes gold produced from third-party mining operations located near the La Camorra mine and Mina Isidora, which is treated as a by-product credit and included in the calculation of gold costs per ounce.

HECLA MINING COMPANY
Consolidated Statements of Operations
(dollars and shares in thousands, except per share amounts - unaudited)

	Fourth Quarter Ended		Year Ended
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006

Sales of products	$56,041	$71,390	$222,622	$218,895
Cost of sales and other direct production costs
	30,493	28,881	115,805	105,203
Depreciation, depletion and amortization
	5,592	11,778	26,880	38,795
	36,085	40,659	142,685	143,998
Gross profit	19,956	30,731	79,937	74,897

Other operating expenses
General and administrative	4,413	5,529	15,166	15,011
Exploration	6,508	5,210	19,819	20,266
Pre-development expenses	- -	2,402	1,027	8,091
Depreciation and amortization	48	229	299	972
Other operating expenses	1,068	2,799	2,404	4,676
Gain on sale of properties, plants and equipment
	669	(152)	(63,205)	(4,603)
Charitable foundation donation	5,143	- -	5,143	- -
Provision for closed operations and environmental matters
	920	1,053	50,499	3,556
	18,769	17,070	31,152	47,969

Income from operations	1,187	13,661	48,785	26,928

Other income (expenses):
Gain on sale of investments	- -	- -	- -	36,416
Foreign exchange loss	(1,861)	(3,268)	(12,095)	(4,962)
Interest and other income	2,071	1,239	7,911	4,047
Interest expense	41	(56)	(534)	(608)
	251	(2,085)	(4,718)	34,893
Income from operations before income taxes
	1,438	11,576	44,067	61,821
Income tax benefit	6,794	8,936	9,130	7,301

Net income	8,232	20,512	53,197	69,122
Preferred stock dividends	(610)	(138)	(1,024)	(552)

Income applicable to common shareholders
	$7,622	$20,374	$52,173	$68,570

Basic and diluted income per common share after preferred dividends
	$0.06	$0.17	$0.43	$0.57

Basic weighted average number of common shares outstanding
	120,934	119,589	120,420	119,255

Diluted weighted average number of common shares outstanding
	121,512	120,172	121,071	119,702

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	Dec. 31, 2007	Dec. 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$373,123	$75,878
Short-term investments and securities held for sale	25,759	25,455
Accounts and notes receivable	21,887	26,647
Inventories	15,511	22,305
Deferred taxes	14,917	11,822
Other current assets	5,934	3,454
Total current assets	457,131	165,561
Investments	8,429	6,213
Restricted cash and investments	15,181	21,286
Properties, plants and equipment, net	132,308	125,986
Deferred taxes	7,391	- -
Other noncurrent assets	30,297	27,223

Total assets	$ 650,737	$ 346,269

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$22,564	$24,238
Accrued payroll and related benefits	16,184	15,036
Accrued taxes	3,703	5,678
Current portion of accrued reclamation and closure costs	9,686	7,365
Total current liabilities	52,137	52,317
Accrued reclamation and closure costs	96,453	58,539
Other noncurrent liabilities	9,618	10,685

Total Liabilities	158,208	121,541

SHAREHOLDERS’ EQUITY
Preferred stock	543	39
Common stock	30,395	29,957
Capital surplus	725,045	513,785
Accumulated deficit	(274,877)	(327,522)
Accumulated other comprehensive income	12,063	8,900
Treasury stock	(640)	(431)

Total shareholders' equity	492,529	224,728

Total liabilities and shareholders' equity	$ 650,737	$ 346,269

Common shares outstanding at end of period	121,375	119,771

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Year Ended
	Dec. 31, 2007	Dec. 31, 2006
OPERATING ACTIVITIES
Net income	$53,197	$69,122
Noncash elements included in net income:
Depreciation, depletion and amortization	27,179	39,767
Gain on sale of investments	- -	(36,416)
Gain on sale of properties, plants and equipment	(63,205)	(4,601)
Gain on sale of royalty interests	- -	(341)
Provision for inventory obsolescence	1,091	1,760
Provision for reclamation and closure costs	46,291	642
Stock compensation	3,381	2,459
Benefit from deferred income taxes	(10,486)	(11,822)
Charitable foundation donation	5,143	- -
Other non-cash charges, net	- -	285
Change in assets and liabilities:
Accounts and notes receivable	4,866	(12,467)
Inventories	5,445	1,401
Other current and noncurrent assets	1,579	(1,928)
Accounts payable and accrued expenses	(1,306)	7,554
Accrued payroll and related benefits	1,332	4,675
Accrued taxes	(1,974)	3,149
Accrued reclamation and closure costs & other noncurrent liabilities	(7,538)	(1,745)
Net cash provided by operating activities	64,995	61,494

INVESTING ACTIVITIES
Additions to properties, plants and equipment	(41,034)	(27,345)
Proceeds from sale of investments	- -	57,441
Proceeds from disposition of properties, plants and equipment	45,048	4,487
Purchase of equity securities	(181)	- -
Purchase of short-term investments	(89,959)	(54,665)
Maturities of short-term investments	111,414	29,210
Increase in restricted investments	(2,136)	(945)
Decrease in restricted investments	6,182	- -
Net cash provided by investing activities	29,334	8,183

FINANCING ACTIVITIES
Common stock issued under stock option plans	8,760	3,896
Issuance of preferred stock, net of offering costs	194,916	- -
Dividends paid to preferred shareholders	(552)	(690)
Purchase of treasury shares	(208)	(313)
Borrowings on debt	- -	4,060
Repayment on debt	- -	(7,060)
Net cash provided by (used in) financing activities	202,916	(107)

Net increase in cash and cash equivalents	297,245	69,570
Cash and cash equivalents at beginning of year	75,878	6,308

Cash and cash equivalents at end of year	$373,123	$75,878

HECLA MINING COMPANY
Production Data

	Fourth Quarter Ended		Year Ended
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
LUCKY FRIDAY UNIT
Tons of ore milled
Mining cost per ton	82,648	74,253	323,659	276,393
Milling cost per ton	$53.05	$48.87	$53.01	$52.47
Ore grade milled - Silver (oz./ton)	$13.32	$11.47	$12.47	$12.12
Silver produced (oz.)	9.73	11.16	10.27	11.34
Lead produced (tons)	754,116	767,296	3,071,857	2,873,663
Zinc produced (tons)	4,667	4,632	18,297	16,657
Average cost per ounce of silver produced (1):	2,298	2,070	8,009	6,537

Cash operating costs	$(2.02)	$0.71	$(0.90)	$3.57
Total cash costs (2)	$(2.22)	$0.79	$(0.75)	$3.65
Total production costs	$(0.95)	$2.20	$0.52	$4.90
Capital additions (in thousands)	$8,666	$2,844	$24,778	$9,409

GREENS CREEK UNIT (Reflects Hecla’s 29.73% share)
Tons of ore milled
Mining cost per ton	56,487	61,167	217,691	217,676
Milling cost per ton	$52.79	$38.56	$47.17	$37.20
Ore grade milled - Silver (oz./ton)	$31.06	$22.80	$29.01	$23.48
Silver produced (oz.)	12.13	15.73	15.45	15.78
Gold produced (oz.)	497,266	742,374	2,570,701	2,636,083
Lead produced (tons)	5,255	5,531	20,218	18,713
Zinc produced (tons)	1,564	1,759	6,252	6,242
Average cost per ounce of silver produced (1):	5,038	5,301	18,612	17,670

Cash operating costs	$(6.54)	$(8.27)	$(6.06)	$(4.20)
Total cash costs (2)	$(5.79)	$(7.02)	$(5.27)	$(3.47)
Total production costs	$(1.87)	$(3.80)	$(1.93)	$(0.30)
Capital additions (in thousands)	$2,324	$1,754	$9,147	$7,785

LA CAMORRA UNIT
Tons of ore processed	22,887	63,434	142,927	236,460
Mining cost per ton	$215.12	$149.88	$168.45	$130.08
Milling cost per ton	$39.35	$20.83	$32.63	$18.39
Ore grade milled - Gold (oz./ton)	0.851	0.751	0.629	0.708
Gold produced (oz.)	16,841	45,907	87,490	160,563
Average cost per ounce of gold produced:
Cash operating costs	$580	$293	$515	$327
Total cash costs (2)	$607	$311	$537	$345
Total production costs	$783	$501	$706	$520
Capital additions (in thousands)	$863	$2,643	$7,236	$10,429

(1) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

(2) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section.

HECLA MINING COMPANY Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1) (dollars and ounces in thousands, except per ounce – unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
SILVER OPERATIONS
Total cash costs (1)	$(4,552)	$(4,599)	$(15,873)	$1,329
Divided by silver ounces produced	1,251	1,510	5,643	5,510
Total cash cost per ounce produced	$(3.64)	$(3.05)	$(2.81)	$0.24
Reconciliation to GAAP:
Total cash costs	$(4,552)	$(4,599)	$(15,873)	$1,329
Depreciation, depletion and amortization	2,860	3,426	12,323	11,757
Treatment and freight costs	(7,763)	(12,853)	(31,555)	(37,046)
By-product credits (1)	29,781	31,982	112,079	86,216
Change in product inventory (2)	(1,100)	560	(1,261)	1,278
Reclamation and other costs	51	44	203	190
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)

	$19,277	$18,560	$75,916	$63,724

GOLD OPERATIONS (3)
Total cash costs (1)	$9,330	$13,677	$44,571	$53,521
Divided by gold ounces produced	15	44	83	155
Total cash cost per ounce produced	$622	$311	$537	$345
Reconciliation to GAAP:
Total cash costs	$9,330	$13,677	$44,571	$53,521
Depreciation, depletion and amortization	2,733	8,353	14,557	27,039
Treatment and freight costs	(364)	(1,656)	(2,494)	(5,783)
By-product credits (1)	951	1,232	2,800	3,212
Change in product inventory	4,005	566	3,106	2,185
Reduction in labor cost (4)	- -	- -	1,280	- -
Shutdown-related costs at Mina Isidora (5)	- -	- -	2,708	- -
Reclamation and other costs	153	(73)	241	100
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)

	$16,808	$22,099	$66,769	$80,274

LUCKY FRIDAY UNIT
Total cash costs (1)	$(1,672)	$610	$(2,313)	$10,486
Divided by silver ounces produced	754	768	3,072	2,874
Total cash cost per ounce produced	$(2.22)	$0.79	$(0.75)	$3.65
Reconciliation to GAAP:
Total cash costs	$(1,672)	$610	$(2,313)	$10,486
Depreciation, depletion and amortization	953	1,076	3,883	3,565
Treatment and freight costs	(3,679)	(5,140)	(14,260)	(15,360)
By-product credits (1)	14,714	12,086	52,457	32,135
Change in product inventory	134	(80)	(61)	(345)
Reclamation and other costs	(1)	6	17	20
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)

	$10,449	$8,558	$39,723	$30,501

GREENS CREEK UNIT (Reflects Hecla’s 29.73% share)
Total cash costs (1)	$(2,880)	$(5,209)	$(13,560)	$(9,157)
Divided by silver ounces produced	497	742	2,571	2,636
Total cash cost per ounce produced	$(5.79)	$(7.02)	$(5.27)	$(3.47)
Reconciliation to GAAP:
Total cash costs	$(2,880)	$(5,209)	$(13,560)	$(9,157)
Depreciation, depletion and amortization	1,907	2,350	8,440	8,192
Treatment & freight costs	(4,084)	(7,713)	(17,295)	(21,686)
By-product credits (1)	15,067	19,896	59,622	54,081
Change in product inventory	(1,234)	640	(1,200)	718
Reclamation and other costs	52	38	186	170
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)

	$8,828	$10,002	$36,193	$32,318

HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)(continued)
(dollars and ounces in thousands, except per ounce – unaudited)

	Three Months Ended		Year Ended
	Dec 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs (1)	$4,778	$9,078	$28,698	$54,850
Depreciation, depletion and amortization	5,593	11,779	26,880	38,796
Treatment & freight costs	(8,127)	(14,509)	(34,049)	(42,829)
By-product credits (1)	30,732	33,214	114,879	89,428
Change in product inventory (2)	2,905	1,126	1,845	3,463
Reduction in labor cost (4)	- -	- -	1,280	- -
Shutdown-related costs at Mina Isidora (5)	- -	- -	2,708	- -
Reclamation and other costs	204	(29)	444	290
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)
	$36,085	$40,659	$142,685	$143,998

(1) Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit.
(2) The change in product inventory for the twelve months ended December 31, 2006, includes approximately $905,000 related to San Sebastian cost of sales during the first quarter of 2006 for prior period dore shipments.
(3) Costs per ounce of gold are based on the gold produced by the La Camorra mine and our Block B concessions, including Mina Isidora, only. During the quarters and twelve-month periods ended December 31, 2007 and 2006, a total of 1,232 and 4,114 ounces, and 2,041 and 5,407 ounces of gold, respectively, were produced from third-party mining operations located near the La Camorra mine and Block B concessions. The revenues from these gold ounces were treated as a by-product credit and included in the calculation of gold costs per ounce. Included in total cash costs for the three and twelve months ending December 31, 2007 and 2006, were the costs to purchase the ore of approximately $0.2 million and $0.9 million, respectively, and $0.3 million and $1.5 million, respectively.
(4) Incentives have been offered at the La Camorra mine for voluntary reduction of the workforce. During the twelve months ended December 31, 2007, these costs of sales and other direct production costs of $1.3 million were not included in the determination of total cash costs for gold operations.
(5) Operations at the Mina Isidora mine in Venezuela were closed during a portion of the second quarter of 2007 when a small group of local residents blocked Hecla employees from accessing the mine. Costs of sales and other direct production costs and depreciation, depletion, and amortization totaling $2.7 million were incurred during the second quarter of 2007, and were not included in the total cash costs for gold operations.

CONTACT:
Hecla Mining Company
Vice president - investor and public relations
Vicki Veltkamp, 208-769-4128